Exhibit 99.3

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE THE ALLIED IRISH BANK
CAPITAL ACCUMULATION RETIREMENT PLAN AND TRUST

SUMMARY PLAN DESCRIPTION

January 2005

TABLE OF CONTENTS

INTRODUCTION TO YOUR PLAN

DISCLAIMER UNDER FEDERAL PENSION LAW

DISCLAIMER UNDER FEDERAL SECURITIES LAWS

ARTICLE I - PARTICIPATION IN THE PLAN
1	AM I ELIGIBLE TO PARTICIPATE IN THE PLAN?

2	WHEN AM I ELIGIBLE TO PARTICIPATE IN THE PLAN

3	WHAT HAPPENS IF I’M A PARTICIPANT, TERMINATE EMPLOYMENT AND THEN I’M REHIRED?

ARTICLE II - CONTRIBUTIONS
1	WHAT KIND OF PLAN IS THIS?

2	DO I HAVE TO CONTRIBUTE MONEY TO THE PLAN IN ORDER TO PARTICIPATE?

3	HOW MUCH MAY I CONTRIBUTE TO THE PLAN?

4	HOW DOES THE PLAN ACCOUNT FOR MY REGULAR DEFERRALS AND CATCH-UP CONTRIBUTIONS?

5	ARE MY REGULAR DEFERRALS AND CATCH-UP CONTRIBUTIONS SUBJECT TO FEDERAL INCOME WHEN THEY ARE DEPOSITED INTO THE PLAN?

6	IN GENERAL, WHEN CAN I RECEIVE A DISTRIBUTION FROM MY SALARY REDUCTION CONTRIBUTION ACCOUNT?

7	HOW OFTEN CAN I MODIFY THE AMOUNT I CONTRIBUTE?

8	WHAT COMPENSATION IS USED TO DETERMINE MY PLAN BENEFITS?

9	IS THERE A LIMIT ON THE AMOUNT OF COMPENSATION WHICH CAN BE CONSIDERED?

10	WILL THE COMPANY CONTRIBUTE TO THE PLAN?

11	WHAT IS THE COMPANY MATCHING CONTRIBUTION?

12	HOW DOES THE PLAN ACCOUNT FOR ALLOCATIONS OF MATCHING CONTRIBUTIONS MADE TO ME?

13	IS THERE A LIMIT ON HOW MUCH CAN BE CONTRIBUTED TO MY SALARY REDUCTION CONTRIBUTION ACCOUNT AND COMPANY CONTRIBUTION ACCOUNT FOR A GIVEN PLAN YEAR?

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14	MAY I “ROLLOVER” PAYMENTS FROM OTHER RETIREMENT PLANS OR IRAS?

15	MAY I FORFEIT THE AMOUNTS ALLOCATED TO MY PLAN ACCOUNTS?

16	HOW IS THE MONEY IN MY SALARY REDUCTION CONTRIBUTION ACCOUNT, COMPANY CONTRIBUTION ACCOUNT AND ROLLOVER ACCOUNT INVESTED?

ARTICLE III - RETIREMENT BENEFITS
1	WHAT BENEFITS WILL I RECEIVE AT NORMAL RETIREMENT?

2	WHAT BENEFITS WILL I RECEIVE AT EARLY RETIREMENT?

ARTICLE IV - DISABILITY BENEFITS
1	HOW IS DISABILITY DEFINED?

2	WHAT HAPPENS IF I BECOME DISABLED?

ARTICLE V - FORM OF BENEFIT PAYMENT
1	HOW WILL MY BENEFITS BE PAID?

2	MAY I DELAY THE RECEIPT OF BENEFITS?

ARTICLE VI - DEATH BENEFITS
1	WHAT HAPPENS IF I DIE WHILE WORKING FOR THE COMPANY?

2	WHO IS THE BENEFICIARY OF MY DEATH BENEFIT?

3	HOW WILL THE DEATH BENEFIT BE PAID TO MY BENEFICIARY?

4	WHEN MUST THE LAST PAYMENT BE MADE TO MY BENEFICIARY?

5	WHAT HAPPENS IF I’M A PARTICIPANT, TERMINATE EMPLOYMENT AND DIE BEFORE RECEIVING ALL MY BENEFITS?

ARTICLE VII - IN-SERVICE DISTRIBUTIONS
1	CAN I WITHDRAW MONEY FROM MY ACCOUNTS WHILE WORKING?

2	CAN I WITHDRAW MONEY FROM MY ACCOUNT IN THE EVENT OF FINANCIAL HARDSHIP?

3	WHAT CONDITIONS MUST I SATISFY TO RECEIVE A HARDSHIP DISTRIBUTION?

ARTICLE VIII - CERTAIN FEDERAL INCOME TAX CONSEQUENCES
1	WHAT ARE MY TAX CONSEQUENCES WHEN I MAKE SALARY DEFERRAL CONTRIBUTIONS TO THE PLAN?

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2	WHAT ARE MY TAX CONSEQUENCES WHEN I RECEIVE AN ALLOCATION OF COMPANY MATCHING CONTRIBUTIONS?

3	DOES THE EMPLOYER OR PARTICIPATING AFFILIATE MAKING THE MATCHING CONTRIBUTIONS RECEIVE A DEDUCTION FOR SUCH CONTRIBUTIONS?

4	ARE EARNINGS AND APPRECIATION SUBJECT TO TAX?

5	WHAT ARE MY FEDERAL INCOME TAX CONSEQUENCES WHEN I RECEIVE A DISTRIBUTION FROM THE PLAN?

6	WHAT ARE MY FEDERAL ESTATE TAX CONSEQUENCES WHEN I RECEIVE A DISTRIBUTION FROM THE PLAN?

7	DO ANY FOREIGN TAX RULES APPLY TO PARTICIPATION IN, CONTRIBUTIONS TO, AND DISTRIBUTIONS FROM, THE PLAN?

8	NOTE CONCERNING FEDERAL TAX DISCUSSION

ARTICLE IX - LOANS
1	MAY I BORROW MONEY FROM THE PLAN?

2	WHAT ARE THE LOAN RULES AND REQUIREMENTS?

ARTICLE X - YOUR PLAN’S “TOP HEAVY RULES”
1	WHAT IS A “TOP HEAVY PLAN”?

2	WHAT HAPPENS IF THE PLAN BECOMES “TOP HEAVY”?

ARTICLE XI - PROTECTED BENEFITS AND CLAIMS PROCEDURES
1	IS MY BENEFIT PROTECTED?

2	ARE THERE ANY EXCEPTIONS TO THE GENERAL RULE?

3	CAN THE PLAN BE AMENDED?

4	WHAT HAPPENS IF THE PLAN IS DISCONTINUED OR TERMINATED?

5	HOW DO I SUBMIT A CLAIM FOR PLAN BENEFITS?

6	WHAT IF MY CLAIM FOR PLAN BENEFITS IS DENIED?

7	CLAIM NOT INVOLVING DETERMINATION OF TOTAL AND PERMANENT DISABILITY

8	CLAIM INVOLVING DETERMINATION OF TOTAL AND PERMANENT DISABILITY

9	CLAIMS INVOLVING TOTAL AND PERMANENT DISABILITY DETERMINATIONS

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10	WHAT ARE MY RIGHTS AS A PLAN PARTICIPANT?

ARTICLE XII - ALLFIRST PLAN VESTING PROVISIONS
1	WHAT IS MY VESTED INTEREST IN THE PORTION OF MY COMPANY CONTRIBUTION ACCOUNT ATTRIBUTABLE TO MATCHING CONTRIBUTIONS MADE UNDER THE ALLFIRST PLAN OR ANY PREDECESSOR PLAN PRIOR TO 2002?

2	WHAT IS A YEAR OF SERVICE?

3	DOES ALL OF MY SERVICE COUNT FOR VESTING PURPOSES?

4	WHAT IS A BREAK IN SERVICE?

5	WHAT HAPPENS TO MY NON-VESTED COMPANY CONTRIBUTION ACCOUNT BALANCE IF I’M REHIRED?

6	WHAT HAPPENS TO MY INTEREST IN MY OTHERWISE NON-VESTED COMPANY CONTRIBUTION ACCOUNT BALANCE WHEN I REACH MY NORMAL RETIREMENT AGE OR EARLY RETIREMENT AGE?

7	WHAT HAPPENS TO MY INTEREST IN MY OTHERWISE NON-VESTED COMPANY CONTRIBUTION ACCOUNT BALANCE IF I SUSTAIN A TOTAL AND PERMANENT DISABILITY?

8	WHAT HAPPENS TO MY INTEREST IN MY OTHERWISE NON-VESTED COMPANY CONTRIBUTION ACCOUNT BALANCE IF I DIE?

9	WHEN DOES A FORFEITURE OF THE PORTION OF MY COMPANY CONTRIBUTION ACCOUNT ATTRIBUTABLE TO MATCHING CONTRIBUTIONS MADE UNDER THE ALLFIRST PLAN OR ANY PREDECESSOR PLAN PRIOR TO 2002 OCCUR?

10	ARE FORFEITURES ALLOCATED TO THE ACCOUNTS OF PARTICIPANTS?

ARTICLE XIII - GENERAL INFORMATION ABOUT THE PLAN
1	GENERAL PLAN INFORMATION

2	COMPANY INFORMATION

3	ADMINISTRATOR INFORMATION

4	TRUSTEE INFORMATION

EXHIBIT A - INVESTMENT FUNDS OFFERED UNDER THE PLAN

THE ALLIED IRISH BANK
CAPITAL ACCUMULATION RETIREMENT PLAN AND TRUST

SUMMARY PLAN DESCRIPTION

INTRODUCTION TO YOUR PLAN

This document has been prepared to serve two purposes.  First, it describes the provisions of The Allied Irish Bank Capital Accumulation Retirement Plan and Trust (the “Plan”).  Because it describes the provisions of the Plan, this document constitutes a Summary Plan Description (“SPD”) with respect to the Plan as required under the federal pension law known as the Employee Retirement Income Security Act of 1974 (“ERISA”).  Second, it provides certain information concerning certain securities that are offered for sale pursuant to the Plan.  Because this document provides information concerning securities registered under the Securities Act of 1933 (the ‘33 Act”), it also constitutes part of a prospectus covering securities that are required to be registered under the federal securities laws.

For ERISA purposes, this SPD describes the Plan provisions in simple, easy to understand language.  It also provides required information for plans that permit participants to choose their own investments, as required under Section 404(c) of ERISA.

For purposes of the federal securities laws, this document provides some of the required information concerning the nature of certain employer securities offered as investments under the Plan.  Other portions of the information required to be provided in the prospectus are provided in separate documents, which are annexed to this document.

Allied Irish Banks, p.l.c. (the “Employer”) has established the Plan to provide certain of its employees and the employees of its affiliates that adopt the Plan (the “Participating Affiliates,” and together with the Employer, the “Company”) the opportunity to save for retirement on a tax-deferred basis.  This SPD contains valuable information regarding when you may become eligible to participate in the Plan, your Plan benefits, your distribution options, and many other features of the Plan. You should take the time to read this SPD to get a better understanding of your rights and obligations under the Plan.

The Company previously participated in another 401(k) plan, specifically, the Allfirst Financial Inc. Capital Accumulation Retirement Plan and Trust, as amended and restated most recently as of October 1, 1999 and as subsequently amended from time to time prior to January 24, 2003 (the “Allfirst Plan”), the effective date of this Plan.  Under the Allfirst Plan, employees may have received allocations of matching contributions that, along with earnings on such contributions through January 23, 2003, have been transferred to this Plan.  These transferred contributions and associated earnings are subject to special vesting rules, which are described generally throughout this SPD and more particularly in Article XII of this SPD.

We have attempted to answer most of the questions you may have regarding your benefits under the Plan. If this SPD does not answer all of your questions, please contact the Administrator (or other Plan representative). The name and address of the Administrator can be found in the Article of this SPD entitled “GENERAL INFORMATION ABOUT THE PLAN.”

DISCLAIMER UNDER FEDERAL PENSION LAW

This SPD describes the Plan’s benefits and obligations as contained in the legal Plan document, which governs the operation of the Plan. The Plan document is written in much more technical and precise language. If the non-technical language in this SPD and the technical, legal language of the Plan document conflict, the Plan document always governs. If you wish to receive a copy of the legal Plan document, please contact the Administrator.

DISCLAIMER UNDER FEDERAL SECURITIES LAWS

You should rely only on the information contained in this document or in other documents to which we have referred you in this document.  The Employer, which sponsors the Plan, has not authorized anyone to provide you with information that is different from the information contained herein.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities issued by the Employer in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  This document may not be used for the re-offer or resale of shares acquired pursuant to the Plan described herein.

This SPD describes the current provisions of the Plan which are designed to comply with applicable legal requirements.  In addition to being subject to ERISA and the ‘33 Act, the Plan is subject to various provisions of the Internal Revenue Code (the “Code”).  The provisions of the Plan are subject to revision due to a change in laws or due to pronouncements by the Internal Revenue Service (the “IRS”), the United States Department of Labor (the “DOL”) and/or the Securities and Exchange Commission (the “SEC”).  In addition, the Employer may amend or terminate this Plan.  If the provisions of the Plan that are described in this SPD change, the Employer will notify you.

As used in this SPD, the terms “we” and “us” refer to the Employer, a Participating Affiliate or the Company, as applicable, and the terms “you,” “my,” “I” or terms of similar import refer to an employee, a participant in the Plan or a beneficiary, as applicable.

ARTICLE I

PARTICIPATION IN THE PLAN

Am I eligible to participate in the Plan?

You are eligible to participate in the Plan only if you are a Covered Employee.  As a participant, you may elect to have your compensation reduced by a specific percentage and have that amount contributed to the Plan as a salary reduction contribution. Making such an election may entitle you to receive allocations of matching contributions from us.

You are a Covered Employee if you are:

•                                          employed within the United States of America by a branch, division, agency, representative office or other office of the Company; and

•                                          you complete or are scheduled to complete at least 1,000 Hours of Service during the twelve-month period beginning on your date of hire or during any Plan Year (January 1st through December 31st) that begins after your date of hire.

However, you are not a Covered Employee if you are:

•                                          an employee whose employment is subject to a collective bargaining agreement that does not specifically entitle you to benefits;

•                                          an individual who is employed as a leased employee;

•                                          an individual who is classified by the Company on its payroll records as an independent contractor, intern or non-recurring, temporary employee; or

•                                          an employee who is a non-resident alien who receives no earned income from sources within the United States.

As of the date of this SPD, Participating Affiliates include the following entities:

•                                          Community Counselling Service Co., LLC, a wholly owned subsidiary of the Employer.

In general, an Hour of Service is an hour for which you are paid or entitled to be paid by the Company for the performance of services, are on a leave of absence with the Company or are awarded or receive back pay from the Company.

When am I eligible to participate in the Plan

A Covered Employee may become a participant (by electing to make salary reduction contributions to the Plan) as of the first day of any payroll period commencing after his or her Entry Date.  For an employee who, on his or her date of hire, is scheduled to complete at least 1,000 Hours of Service during the twelve-month period beginning on his or her date of hire, the Entry Date is the date of hire.  For any other Covered Employee, the Entry Date is the date on which the individual completes at least 1,000 Hours of Service during any of the twelve-month periods described in the preceding question.

Payroll periods are classified differently by the Employer and Community Counselling Service Co., LLC.  In the case of the Employer, payroll periods occur on a biweekly basis.  In the case of Community Counselling Service Co., LLC, payroll periods occur on a twice monthly basis.

What happens if I’m a participant, terminate employment and then I’m rehired?

If you are no longer making salary reduction contributions to the Plan because you have terminated employment, and you are rehired, then you may begin making salary reduction contributions to the Plan as of the first day of the first payroll period following your date of reemployment, provided that you are a Covered Employee at such time.  You will not be allowed to make any salary reduction contributions to the Plan unless (and until) you are a

Covered Employee.  An employee who does not make any salary reduction contributions for a Plan Year cannot receive an allocation of Company matching contributions for such Plan Year.

ARTICLE II

CONTRIBUTIONS

What kind of Plan is this?

This Plan is a type of qualified retirement plan commonly referred to as a 401(k) plan. As a participant in the Plan, you may elect to defer your compensation by a specific percentage and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. You generally are not taxed on your salary deferrals (and associated earnings) until you withdraw those amounts from the Plan. In addition, we may make matching contributions to the Plan on your behalf.  This Article describes the types of contributions that may be made to the Plan and how those contributions and associated earnings will be allocated to your accounts under the Plan to provide for your retirement benefit.

Do I have to contribute money to the Plan in order to participate?

Yes.  You must make salary reduction contributions to the Plan in order to participate.  You do so by making an election to have a percentage of your compensation deferred under the Plan for a given payroll period.   You cannot receive an allocation of matching contributions for a payroll period unless you make salary deferrals for such payroll period.

How much may I contribute to the Plan?

The answer to this question depends on whether you currently are, or by December 31st of the tax year will be, age 50 or older.  If yes, you may make both regular deferrals and catch-up contributions for such year.  (See discussion below.)  If no, you may make only regular deferrals for such year.

Regular Deferrals

As a participant, you may elect to defer up to 40% of your compensation for a given payroll period as regular deferrals, instead of receiving that amount in cash.  Any such election must be made in a whole percentage of compensation.  For instance, the minimum amount that you may defer for a given payroll period cannot be less than 1% of your compensation for such payroll period.

Your regular deferrals in any taxable year may not exceed a dollar limit set by law known as the Elective Deferral Limit.  For 2004, the Elective Deferral Limit is $13,000.  The Elective Deferral Limit will increase to $14,000 in 2005 and $15,000 in 2006. After 2006, the Elective Deferral Limit may be increased to account for cost-of-living changes.

You should be aware that the Elective Deferral Limit is an aggregate limit that applies to all regular deferrals that you may make under this Plan or any other cash or deferred arrangement (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans) in which you may participate during a taxable year. Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the Elective Deferral Limit, the excess deferrals must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferrals ultimately are distributed from the Plan.

You must decide which plan or arrangement you would like to return the excess deferrals. If you decide that the excess deferrals should be distributed from this Plan, you must communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire Elective Deferral Limit (for instance, the $13,000 noted above) is exceeded in this Plan or any other plan we maintain, then you will be deemed to have notified the Administrator to distribute the excess deferrals from this Plan. The Administrator will then return the excess deferrals and any earnings to you by April 15th.

Catch-Up Contributions

If you currently are, or by December 31st of the tax year will be, age 50 or older, then you may elect to defer additional amounts (called “catch-up contributions”) to the Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan, including the Elective Deferral Limit discussed above that applies to regular deferrals. The maximum amount of “catch-up contributions” that you can make in 2004 is $3,000. This amount will increase to $4,000 in 2005 and $5,000 in 2006.  After 2006, the catch-up contribution limit may be increased to account for cost-of-living changes.

How does the Plan account for my regular deferrals and catch-up contributions?

The Administrator will establish a separate account under the Plan to track your regular deferrals and catch-up contributions and the earnings on such amounts.  This account is called your Salary Reduction Contribution Account.

Are my regular deferrals and catch-up contributions subject to federal income when they are deposited into the Plan?

No.  Neither the amount that you elect to defer nor any earnings on that amount will be subject to federal income tax until such amount and/or earnings are actually distributed to you. However, the amount you elect to defer is counted as compensation for Social Security and Medicare tax purposes.

In general, when can I receive a distribution from my Salary Reduction Contribution Account?

Distributions of amounts allocated to your Salary Reduction Contribution Account are generally not permitted EXCEPT in the event of your:

•                                          death;

•                                          disability;

•                                          attainment of age 59 ½;

•                                          severance from employment; or

•                                          financial hardship (See the question entitled “Can I withdraw money from my account in the event of financial hardship?”).

In the event you receive a hardship distribution from your Salary Reduction Contribution Account,  you will not be allowed to make salary deferrals (including catch up contributions) for a period of six (6) months after you receive the distribution.

In addition, if you are a highly compensated employee (generally, an owner of more than 5% of the Employer or any Participating Affiliate or an employee whose compensation for the immediately preceding Plan Year exceeded $90,000), a distribution of amounts attributable to your salary deferrals or certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

How often can I modify the amount I contribute?

The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the Administrator. You may elect to defer a portion of your compensation as of the first day of the first payroll period commencing after your Entry Date. Your election will remain in effect until you modify or terminate it.

You may modify or revoke your salary deferral election at any time during the Plan Year. The modification or revocation will become effective as of the later of (1) the first day of the payroll period to which the modification or revocation applies or (2) the first day of the first payroll period for which it is administratively feasible for the Administrator to implement the change.

What compensation is used to determine my Plan benefits?

For purposes of the Plan, compensation has a special meaning.  Effective January 1, 2005, compensation generally means your total W-2 compensation from the Company for a given Plan Year, including any pre-tax salary reduction contributions made to this Plan or any cafeteria plan or transportation fringe benefit plan maintained by the Company.  However, compensation does not include:

•                                          reimbursements or other expense allowances (including, but not limited to, per diem allowances);

•                                          fringe benefits (whether or not paid in cash);

•                                          payments to you, if any, from any nonqualified deferred compensation plan maintained by the Employer and/or the Company, including, but not limited to, the Allied Irish Bank Excess Benefit Plan and the Allied Irish Bank Deferred Compensation Plan; or

•                                          welfare benefits.

Is there a limit on the amount of compensation which can be considered?

The Plan, by law, cannot recognize annual compensation in excess of $205,000, meaning that you cannot defer any percentage of your compensation in excess of this amount for any Plan Year.  This amount may be adjusted after 2004 for cost-of-living increases.

Will the Company contribute to the Plan?

Each payroll period, in addition to contributing your regular deferrals and, if applicable, catch-up contributions to the Plan, we will contribute any matching contributions that we make with respect to your regular deferrals.  The Company does not match catch-up contributions.

What is the Company matching contribution?

We will make a matching contribution for each payroll period in which you make regular deferrals equal to the sum of (1) 100% of your regular deferrals for such payroll period that do not exceed 3% of your compensation for such payroll period and (2) 50% of your regular deferrals for such payroll period that exceed 3% but do not exceed 6% of your compensation for such payroll period.

In order to receive an allocation of matching contributions for a payroll period, then, you must be making regular deferrals for such payroll period.  This requires you to be a Covered Employee for such payroll period.  No other conditions on the receipt of an allocation of Company matching contributions apply.

How does the Plan account for allocations of matching contributions made to me?

The Administrator will establish a separate account under the Plan to track your Company matching contributions made with respect to your regular deferrals and the earnings on such contributions.  This account is called your Company Contribution Account.

Is there a limit on how much can be contributed to my Salary Reduction Contribution Account and Company Contribution Account for a given Plan Year?

Yes.  Generally, the law imposes a maximum annual limit on the amount of contributions that you may make or receive under the Plan. This limit applies to all regular deferrals and matching contributions allocated to your Salary Reduction Contribution Account and Company Contribution Account,  respectively, for a given Plan Year.  Beginning in 2004, the total of your regular deferrals and Company matching contributions cannot exceed the lesser of (1) $41,000 or (2) 100% of your annual compensation. The dollar limit may be adjusted after 2004 for cost-of-living increases.

May I “rollover” payments from other retirement plans or IRAs?

At the discretion of the Administrator, once you have begun participating in the Plan, you may be permitted to deposit into the Plan distributions you have received or are entitled to receive from other qualified plans and so-called “conduit” IRAs. (A “conduit” IRA is an IRA consisting solely of amounts attributable to distributions from a qualified retirement plan and associated earnings.)  Such a deposit is called a “rollover” and may result in federal income tax savings to you. You may ask your prior plan administrator or trustee or IRA custodian to directly transfer (a “direct rollover”) to this Plan all or a portion of any amount which you are entitled to receive as a distribution from a prior plan or conduit IRA. Alternatively, if you received a distribution from a prior plan or conduit IRA, you may elect to deposit any amount eligible for rollover within 60 days of your receipt of the distribution. You should consult qualified counsel to determine if a rollover is permitted and in your best interest.  The Plan does not accept rollovers of after-tax contributions or any earnings attributable to after-tax contributions.

Your rollover will be placed in a separate account called a Rollover Account. The balance in your Rollover Account will be affected by any investment gains or losses.

May I forfeit the amounts allocated to my Plan accounts?

Under the Plan, you may have as many as three accounts, a Salary Reduction Contribution Account, a Rollover Account and a Company Contribution Account.  You are always 100% vested in your Salary Reduction Contribution Account and Rollover Account, meaning that, upon your retirement or termination of employment for any other reason, you or your beneficiary (if you have died) will be entitled to 100% of the amount in each such account.

With one exception, you also are 100% vested at all times in your Company Contribution Account.  You are always 100% vested in the portion of your Company Contribution Account attributable to Company matching contributions made under this Plan.  Moreover, you are always 100% vested in the portion of your Company Contribution Account attributable to matching contributions made under the Allfirst Plan on or after January 1, 2002 and associated earnings that have been transferred to this Plan.  Matching contributions made under the Allfirst Plan or any predecessor plan prior to January 1, 2002 and associated earnings that have been transferred to this Plan are subject to special vesting rules.  A forfeiture, then, can occur only with respect to the portion of your Company Contribution Account attributable to pre-2002 matching contributions made under the Allfirst Plan or any predecessor plan.  (See Article XII, entitled “Allfirst Plan Vesting Provisions,” for details.)

How is the money in my Salary Reduction Contribution Account, Company Contribution Account and Rollover Account invested?

You will be able to direct the investment of your interest in the Plan. Keep in mind that valuations of the Plan assets are generally made every business day and, effective January 1,  2005, you can access your accounts by calling T. Rowe Price Retirement Plan Services, the Plan’s recordkeeper, at 1-800-922-9945, or by logging onto to rps.troweprice.com.

You may direct the investment of your accounts into a variety of bond, money market and equity funds of varying levels of risk and return.  These funds are listed in Exhibit A.

In addition, you may invest in the Allied Irish Bank Employer Stock Fund.  This Fund invests in American Depository Shares (“ADSs”), each representing two shares of the Employer’s common stock.  The Employer is a corporation organized under the laws of Ireland.

If you invest in the Allied Irish Bank Employer Stock Fund, you have the right to direct the Trustee as to how the shares are to be voted.  Section 404(c) of ERISA (discussed below) requires that a fiduciary be designated to act on behalf of participants in the Plan for purposes of the exercise of voting, tender, and other stockholder rights with respect to shares of Employer stock offered under the Plan. Participants are entitled to direct the Trustees regarding all votes with respect to ADSs.  In situations where participants fail to direct or timely direct the Trustee as to the voting of ADSs, the Trustee follows a different procedure.  It votes all ADSs for which it has received timely directions from participants in accordance with such directions and all “nondirected” ADSs pro rata based upon the voting instructions for the directed ADSs.

Certain other restrictions may apply to individuals who purchase Employer securities under the Plan.  If a participant is deemed to be an officer or affiliate, under the federal securities laws, of the employer whose securities are offered, the participant may be subject to certain restrictions on purchases and sales of those securities.  In this regard, the participant is advised that this prospectus may not be used for the resale or re-offer of Employer securities acquired pursuant to the Plan.

In addition, persons subject to Section 16 of the Securities and Exchange Act of 1934 (relating to purchases and sales by certain individuals who may possess “insider information”) may be subject to certain additional rules and restrictions governing their transactions pursuant to the Plan.

PLEASE READ THE ACCOMPANYING BOOKLET ENTITLED “ALLIED IRISH BANKS, P.L.C. ADS AND COMMON STOCK INFORMATION FOR THE ALLIED IRISH BANK CAPITAL ACCUMULATION RETIREMENT PLAN AND TRUST” FOR A MORE DETAILED DESCRIPTION OF THE EMPLOYER COMMON STOCK AND ADSS.  A SEPARTE BOOKLET, ENTITLED “THE ALLIED IRISH BANK CAPITAL ACCUMULATION RETIREMENT PLAN AND TRUST:  COMPARATIVE FUND INFORMATION,” ALSO CONTAINS MORE DETAILED FUND INFORMATION, INCLUDING COMPARATIVE FINANCIAL DATA FOR THE INVESTMENT FUNDS OFFERED UNDER THE PLAN.

The Administrator has established participant direction procedures setting forth the investment choices available to you, the frequency with which you can change your investment choices and instructions on how you can obtain other important information on directed investments available from the Administrator. You need to follow these procedures when you direct investments. You should review the information in these procedures carefully before you give investment directions.

The Plan is intended to comply with Section 404(c) of ERISA. If the Plan complies with this Section, then the fiduciaries of the Plan, including the Company, the Trustee and the Administrator, will be relieved of any legal liability for any losses which are the direct and necessary result of the investment directions that you give.

The law requires that the Plan designate a fiduciary or fiduciaries who are specifically responsible for the administration and implementation of the requirements of Section 404(c) of ERISA.  The Employer, as sponsor of the Plan, has designated the Administrator and the Trustee as the Section 404(c) fiduciaries.  The specific responsibilities of the Section 404(c) fiduciaries are to collect and implement participant investment instructions (the Trustee); to ensure that the investment changes occur in accordance with the terms of the Plan and its administrative procedures (the Administrator and the Trustee); and to distribute required information to participants (the Administrator).

The investment alternatives under the Plan possess different levels of risk and potential for income and capital appreciation.  Together with this Summary Plan Description, and on a regular basis, the Administrator will provide you with a “fact sheet” describing the risk/reward characteristics and the amount of diversification provided by each investment option available to you under the Plan.  The fact sheet also will describe the fees and expenses, if any, associated with implementing an investment election, such as commissions or expense loads.

In addition, the Administrator will provide you with other documents that will assist you in making informed investment decisions.  Some of these documents will be provided to you automatically (for instance, you will be provided with a prospectus with respect to each publicly traded fund after you make an initial investment in that fund), and some of these documents will be provided to you only upon request (for instance, upon request, you will be provided with current prospectuses for, and other financial reports of, any publicly traded fund in which your account is invested).

As noted above, you must follow procedures established by the Administrator in giving investment directions. If you fail to do so, then your investment directions need not be followed by the Trustee. You are not required to direct investments. If you choose not to direct investments, then the Trustee is responsible for investing your accounts in a prudent manner.

When you direct investments, your accounts are segregated for purposes of determining the earnings or losses on these investments. Your accounts do not share in the investment performance of other participants who have directed their own investments.

You should remember that the amount of your benefits under the Plan will depend in part upon your choice of investments. Losses as well as gains can occur. There are no guarantees of performance. The Company, the Administrator, and the Trustee will not provide investment advice to you or guarantee the performance of any investment that you choose.

ARTICLE III

RETIREMENT BENEFITS

What benefits will I receive at normal retirement?

If you retire on or after reaching your Normal Retirement Age (the later of age 65 or your fifth anniversary of participation in the Plan), a distribution will be made, at your election, as soon as administratively feasible following your retirement. If you remain employed past your Normal Retirement Age, you generally may defer the receipt of benefits, all of which will be fully vested, until you retire.

What benefits will I receive at early retirement?

If you retire on or after reaching your Early Retirement Age (age 55 with five Years of Service), a distribution will be made, at your election, as soon as administratively feasible following your retirement.  However, if you retire after reaching your Early Retirement Age but prior to reaching your Normal Retirement Age and the value of your vested benefit (excluding amounts allocated to your Rollover Account) does not exceed $5,000, then a lump-sum distribution will be made to you, regardless of whether you elect to receive it, as soon as administratively feasible after your retirement.  (See the question in Article V entitled “How will my benefits be paid?” for a further explanation.)

ARTICLE IV

DISABILITY BENEFITS

How is disability defined?

Under the Plan, disability is defined as “Total and Permanent Disability,” which, in turn, is defined as a medically determinable physical or mental impairment which meets the definition of long-term disability contained in the long-term disability program maintained from time to time by (1) the New York division of the Employer with respect to the Employer’s employees and (2) each Participating Affiliate with respect to that employer’s employees.  Responsibility for determining whether a participant has sustained a “Total and Permanent Disability” rests exclusively with the Administrator.

What happens if I become disabled?

If you terminate employment on or after sustaining a Total and Permanent Disability, payment of your disability benefits will be made to you as if you had retired. However, if the value of your disability benefit does not exceed $5,000, then a lump-sum distribution will be made to you within a reasonable time after you become disabled regardless of whether you elect to receive it.  (See the question in Article V entitled “How will my benefits be paid?”.)

ARTICLE V

FORM OF BENEFIT PAYMENT

How will my benefits be paid?

If your vested benefit in the Plan (excluding amounts allocated to your Rollover Account) does not exceed $5,000, then your benefit will be distributed to you in a single lump-sum payment as soon as practicable following the event that entitles you to a distribution. If your vested benefit in the Plan (excluding amounts allocated to your Rollover Account) exceeds $5,000, then you must consent to the distribution before it may be made.  You may elect to receive a distribution in:

•                                          a single lump-sum payment in cash or ADSs (to the extent your accounts are invested in ADSs); or

•                                          annual installments over a period of not more than 10 years.

The Plan does not pay benefits in the form of a life annuity and is not subject to the qualified joint and survivor or qualified pre-retirement survivor annuity requirements of the Code.

May I delay the receipt of benefits?

Yes, you may delay the receipt of benefits unless a distribution is required to be made, as explained earlier, because your vested benefit under the Plan (excluding amounts allocated to your Rollover Account) does not exceed $5,000.  However, if you elect to delay the receipt of benefits, there are rules which require that certain minimum distributions be made from the Plan. Generally, these minimum distributions must begin not later than the April 1st following the end of the year in which you reach age 70½. However, if you are not a 5% owner of the Employer or any Participating Affiliate, you generally must begin taking minimum distributions from the Plan by April 1st of the calendar year following the later of the calendar year in which you attain age 70½ or the calendar year in which you retire.

ARTICLE VI

DEATH BENEFITS

What happens if I die while working for the Company?

If you die while still employed by us, then 100% of your account balance will be used to provide your beneficiary with a death benefit.

Who is the beneficiary of my death benefit?

If you are married at the time of your death, your spouse will be the beneficiary of the entire death benefit unless an election is made to change the beneficiary. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT. YOUR SPOUSE’S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NON-SPOUSE BENEFICIARY.

If you are married and you change your designation, then your spouse must again consent to the change.  In addition, you may elect a beneficiary other than your spouse without your spouse’s consent if your spouse cannot be located.

If you are not married at the time of your death, then you may designate a beneficiary on a form to be supplied to you by the Administrator.

In the event no valid designation of beneficiary exists, or if the beneficiary is not alive at the time of your death, the death benefit will be paid in the following order of priority to:

•                                          Your surviving spouse;

•                                          Your children, including adopted children, equally divided;

•                                          Your parents, equally divided;

•                                          Your estate.

How will the death benefit be paid to my beneficiary?

Unless you elected otherwise prior to your death, your beneficiary may elect to have the death benefit paid in:

•                                          a single lump-sum payment in cash or ADSs (to the extent your accounts are invested in ADSs); or

•                                          annual installments over a period of not more than 10 years.

When must the last payment be made to my beneficiary?

Regardless of the method of distribution selected, your entire death benefit must generally be paid to your beneficiaries within five years after your death (the “5-year rule”).

What happens if I’m a participant, terminate employment and die before receiving all my benefits?

If you terminate employment with us and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining interest in the Plan at the time of your death.

ARTICLE VII

IN-SERVICE DISTRIBUTIONS

Can I withdraw money from my accounts while working?

Generally, you may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions.

You may be entitled to receive a pre-retirement distribution if you have reached age 59½.  However, this distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement. This distribution is made at your election and will be made in accordance with the forms of distribution available under the Plan.

You may generally request a pre-retirement distribution from your accounts in the following order:

•                                          Your Rollover Account;

•                                          Your Salary Reduction Contribution Account;

•                                          Your vested Company Contribution Account.

Can I withdraw money from my account in the event of financial hardship?

Yes, if you satisfy certain conditions. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement.

You may request a hardship distribution from your accounts in the following order:

•                                          Your Rollover Account (attributable to salary reduction contributions and pre-1989 earnings);

•                                          Your Salary Reduction Contribution Account (other than post-1988 earnings).

What conditions must I satisfy to receive a hardship distribution?

A hardship distribution may be made to satisfy certain immediate and heavy financial needs that you have. A hardship distribution may only be made for payment of the following:

•                                          Expenses for medical care (described in Section 213(d) of the Code) previously incurred by you, your spouse or your dependent or necessary for you, your spouse or your dependent to obtain medical care;

•                                          Costs directly related to the purchase of your principal residence (excluding mortgage payments);

•                                          Tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent;

•                                          Amounts necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence;

•                                          Amounts necessary to pay a funeral expense of a family member;

•                                          Amounts necessary to prevent your incarceration or the incarceration of a family member; or

•                                          Amounts necessary to maintain your health and welfare or the health and welfare of a family member.

If you have one of the above expenses, a hardship distribution can only be made if you certify and agree that all of the following conditions are or will be satisfied:

•                                          The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

•                                          You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Company; and

•                                          Your regular deferrals and catch-up contributions will be suspended for at least six (6) months after your receipt of the hardship distribution.

ARTICLE VIII

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

What are my tax consequences when I make salary deferral contributions to the Plan?

Subject to certain limitations set forth in the Plan and the Code, your salary deferral contributions are excluded from your taxable income for federal income tax purposes at the time those amounts are paid to the Plan.  At the election of the Administrator, contributions that exceed these limits will be returned to you with their earnings, and will be taxable income to you in the year for which they were originally contributed or the year they are returned, depending on the circumstances.  Such returned amounts will not, however, be subject to the additional excise tax on early distributions discussed below.

Regular deferrals made to this Plan and certain other plans (including other 401(k) plans) in excess of the Elective Deferral Limit (for example, $13,000 for 2004) that are not returned to a participant by April 15 of the following year will be taxed twice — once in the year contributed and again when distributed from this Plan and other plans.  To avoid this result, you must direct one or more of such plans to distribute such excess contributions to you.

This Plan is intended to qualify as a safe harbor matching contribution plan within the meaning of Section 401(k)(12) of the Code.  If the Plan so qualifies, it will be deemed as having automatically satisfied the Code’s nondiscrimination test (the Actual Deferral Percentage test).  If the Plan does not qualify as a safe harbor plan, your regular deferrals, if any, in excess of the maximum amount permitted under the Actual Deferral Percentage test (“Excess Contributions”) will be returned to you.   Excess Contributions that are returned to you by March 15th of the following year are generally includible in your income in year of deferral. Excess Contributions that are not returned to you by March 15th of the following year are taxed in the year returned to you; in addition, the Company will be subject to a 10% excise tax on such Excess Contributions.

What are my tax consequences when I receive an allocation of Company matching contributions?

Subject to certain limitations set forth in the Plan and the Code, Company matching contributions are not includible in your taxable income until distributed from the Plan.  In general, the aggregate amount of regular deferrals and matching contributions that may be allocated to your accounts for a given Plan Year may not exceed the lesser of 100% of your compensation for such Plan Year or the applicable IRS limit for such Plan Year (e.g., $41,000 for 2004).

Does the Employer or Participating Affiliate making the matching contributions receive a deduction for such contributions?

Yes.  The Employer or Participating Affiliate making the matching contributions will be entitled to a deduction for such contributions for the year with respect to which such contributions are made, subject to an aggregate limit (for all tax-qualified profit sharing and stock bonus plans maintained by the Employer and all related entities) as determined under section 404 of the Code.

Are earnings and appreciation subject to tax?

No federal income taxes are payable by a participant when dividends or interest are paid or gains are realized on the investments held in the participant’s accounts under the Plan.

What are my federal income tax consequences when I receive a distribution from the Plan?

Summary

If you have a taxable payment made to you from the Plan, whether by distribution or withdrawal, it will be subject to 20% federal income tax withholding.  The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or an “eligible employer plan” that accepts rollovers.  If you do not roll it over, special tax rules may apply.  An eligible employer plan includes another employer’s tax-qualified plan, annuity plan, government plan or 403(b) plan. If you roll over your taxable payment directly to an IRA or an eligible employer plan that accepts rollovers, no withholding applies and your distribution is not subject to federal income taxation.

Tax Consequences of Payments Made Directly to You

General Rule.  Distributions made from the Plan, directly to you, are generally taxed as ordinary income, for federal income tax purposes, for the value of cash and property received in the year received, subject to the exceptions and special rules described below.

Special Tax Treatment if You Were Born Before January 1, 1936 - Certain Lump Sum Distributions.  If your distribution is not rolled over, it will be taxed in the year you receive it.  However, if it qualifies as a “lump sum distribution” it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plan that is payable to you because you have reached age 59½ or have separated from service with your employer.  For a payment to qualify as a lump sum distribution, you must have been a participant in the Plan or the Allfirst Plan for at least 5 years.  The special tax treatment for lump sum distributions that may be available to you is described below. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FOLLOWING SPECIAL TAX RULES FOR LUMP SUM DISTRIBUTIONS.

Ten-Year Averaging.  If you receive a lump sum distribution (as described above) and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using “10-year averaging” (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

Additional 10% Tax if You Are Under Age 59½. If you receive a payment before you reach age 59½ and you do not roll it over, then, in addition to the regular income tax, you may have to pay a penalty tax equal to 10% of the taxable portion of the payment.  The additional 10% penalty tax does not apply to your payment if it is (1) paid to you because you separate from service with your employer during or after the year you reach age 55, (2) paid because you retire due to disability, (3) paid to you as equal (or almost equal) payments over your life or life expectancy (or you and your beneficiary’s lives or life expectancies), (4) used to pay certain medical expenses, (5) used to satisfy a federal tax lien or (6) paid to an alternate payee under a qualified domestic relations order.

Repayment of Plan Loans.  If your employment ends and you have an outstanding loan from your Plan, the Company may reduce (or “offset”) your balance in the Plan by the amount of the loan you have not repaid.  The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset.  If the amount of your loan offset is the only amount you receive or are treated as having received, no amount will be withheld from it.  If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan offset.  The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities).  The amount of a defaulted plan loan offset that is a taxable deemed distribution cannot be rolled over.

Employer Stock or Securities.  There is a special rule for a payment from the Plan that includes Employer stock (specifically, ADSs) or other Employer securities.  To use this special rule, (1) the payment must qualify as a lump sum distribution, as described above, except that you do not need five years of Plan participation, or (2) the Employer stock included in the payment must be attributable to “after –tax” employee contributions, if any.  Under this special rule, you may have the option of not paying tax on the “net unrealized appreciation” of the stock until you sell the stock.  Net unrealized appreciation generally is the increase in the value of the Employer stock while it was held by the Plan.  For example, if Employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

You may instead elect not to have the special rule apply to the net unrealized appreciation.  In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock.  The stock can be rolled over to a traditional IRA or another eligible employer plan, either in a direct rollover or a rollover that you make yourself.  Generally, you will not longer be able to use the special rule for net unrealized appreciation if you roll the stock over to a traditional IRA or another eligible employer plan.

If you receive only Employer stock in a payment that can be rolled over, no amount will be withheld from the payment.  If you receive cash or property other than Employer stock, as well as Employer stock, in a payment that can be rolled over, the 20% withholding amount will be based on the entire taxable amount paid to you (including the value of the Employer stock determined by excluding the net unrealized appreciation).  However, the amount withheld will be limited to the cash or property (excluding Employer stock) paid to you.

If you receive Employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 10-year averaging) also may apply.  See IRS Form 4972 for additional information on these rules.

Sixty-Day Rollover Option

If you have a distribution paid to you, you can still decide to roll it over.  If you decide to roll it over, you must make the rollover within 60 days after you receive the payment.  You can defer taxation on the portion of the amount that you rollover into an IRA or an eligible employer plan that accepts rollovers.  (For a more detailed discussion of the taxation of rollovers see the following section).

You can roll over up to 100% of the distribution, including an amount equal to the 20% that was withheld.  If you choose to roll over 100% of your distribution, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld.  On the other hand, if you roll over only the 80% of the taxable portion that you received, you will be taxed on the 20% that was withheld.

Direct Rollovers

A direct rollover is a direct payment of the amount of your Plan benefits to a traditional IRA or an eligible employer plan that will accept it.  You can open an IRA to receive the direct rollover.  (The term “IRA”, as used in this Summary Plan Description, includes individual retirement accounts and individual retirement annuities.)  If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your distribution rolled into an IRA at that institution.

If you are employed by a new employer that has an eligible employer plan (e.g., a qualified plan) and you want to direct a rollover to that plan, ask the administrator of that plan whether it will accept your rollover.  If your new employer plan does not accept a rollover, you can choose a direct rollover to an IRA.

If you receive eligible rollover distributions that are paid in installments for less than ten years, you can choose to make or not make a direct rollover for a payment and such choice will apply to all later payments in the series until you change your election.  You are free to change your election for any later payment in the series.

Payments That Can And Cannot Be Rolled Over

Payments from the Plan may be “eligible rollover distributions”. This means that distributions can be rolled over to an IRA or to eligible employer plan that accepts rollovers. Your Administrator should be able to tell you what portion of your payment is an eligible rollover distribution.  The following types of payments cannot be rolled over:

Payments Spread Over Long Period. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

your lifetime (or your life expectancy), or

your lifetime and your beneficiary’s lifetime (or life expectancies), or a period of ten years or more.

Required Minimum Payments.  Beginning in the year following the year in which you reach age 70½, a certain portion of your payment cannot be rolled over because it is a “required minimum payment” that must be paid to you.  Special rules apply to individuals who do not own more than 5% of the stock of the Employer or any Participating Affiliate.

Hardship Distributions.  A hardship distribution from the Plan cannot be rolled over.

Loans Treated as Distributions.  The amount of a Plan loan that becomes a taxable deemed distribution because of a default cannot be rolled over.  However, a loan offset amount is eligible for rollover.

After-Tax Contributions.  After-tax contributions made to the Plan, if any, may be rolled into either a traditional IRA or to a certain type of eligible employer plan that accepts rollovers of after-tax contributions.  The following rules apply:

Rollover into a Traditional IRA.  You can roll over your after-tax contributions to a traditional IRA either directly or indirectly.  Your Administrator should be able to tell you how much of your payment is the taxable portion and how much is the after-tax portion.

If you roll over after-tax contributions to a traditional IRA, it is your responsibility to keep track of, and report to the IRS on the applicable forms, the amount of these after-tax contributions.  This will enable the nontaxable amount of any future distributions from the traditional IRA to be determined.

Once you roll over your after-tax contributions to a traditional IRA, those amounts CANNOT later be rolled over to an employer plan.

Rollover into an Employer Plan.  You can roll over after-tax contributions from an employer plan that is qualified under Code section 401(a) to another such plan using a direct rollover if the other plan provides separate accounting for amounts rolled over, including separate accounting for the after-tax employee contributions and earnings on those contributions.   If you want to roll over your after-tax contributions to an employer plan that accepts these rollovers, you cannot have the after-tax contributions paid to you first.  You must instruct the Administrator of this Plan to make a direct rollover on your behalf.  Also, you cannot first roll over after-tax contributions to a traditional IRA and then roll over that amount into an employer plan.

The Administrator of this Plan should be able to tell you if your payment includes amounts which cannot be rolled over.

U.S. Income Tax Withholding

Mandatory Withholding.  If any taxable portion of the distribution, which is eligible for rollover, is paid directly to you, the Plan is required by law to withhold 20% of that amount.  This amount is sent to the IRS as federal income tax withholding.  For example, if the amount of your distribution is $10,000, $2,000 will be withheld for income tax and $8,000 will be distributed.  However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the Plan.  You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for that year.

Voluntary Withholding.  If any portion of your distribution is not an eligible rollover distribution (i.e. periodic payments) but is taxable, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion.  If you do nothing, an amount will be taken out of this portion of your payment for federal income tax withholding.  To elect out of withholding, ask the Administrator for the election form and related information.

What are my federal estate tax consequences when I receive a distribution from the Plan?

In general, the entire balance in your accounts, at the time of your death, must be included in your gross estate for federal estate tax purposes. However, if you are a U.S. citizen, and the distributee is your spouse who is a U.S. citizen, an unlimited marital deduction may be available to the extent of the amount included in your gross estate.  If you are a non-U.S. citizen, you may be affected by the tax laws in your country of citizenship.  Please contact your own tax advisor concerning any rules that may affect you.

Do any foreign tax rules apply to participation in, contributions to, and distributions from, the Plan?

Possibly.  However, the foregoing tax discussion relates to general rules of U.S. taxation.  It does not purport to address any non-U.S. tax consequences of participation in, contributions to, and distributions from, the Plan.  These rules are complex and participants are urged to consult their own tax advisors.

NOTE CONCERNING FEDERAL TAX DISCUSSION

The preceding discussion is a general summary of the U.S. federal income tax and federal estate tax treatment of contributions to, participation in, and distributions from the Plan. It is not complete, and does not cover, among other things, foreign and state and local tax treatment of contributions to, participation in, and distributions from the Plan. In addition, there may be special rules not specifically discussed herein that may apply in certain situations. Differences in your personal financial situation may cause your federal, foreign and state and local tax consequences to vary.  The tax rules outlined above reflect the U.S. law, as of the date of this Summary Plan Description, and are subject to change and interpretation by the Secretary of the Treasury and the courts.  Moreover, the rollover rules described above may be updated from time to time, as will be described in the Tax Notice that you receive at the time of withdrawal or distribution.  Therefore, you are urged to consult your own tax advisors regarding tax consequences of your contributions to, participation in, and distributions from the Plan.

ARTICLE IX

LOANS

May I borrow money from the Plan?

Yes. Effective January 1, 2005, you may request a participant loan by calling T. Rowe Price Retirement Plan Services at 1-800-922-9945, or by logging on to rps.troweprice.com. Your ability to obtain a participant loan depends on several factors.  T. Rowe Price Retirement Plan Services can assist you in determining whether you satisfy these factors.

What are the loan rules and requirements?

There are various rules and requirements that apply to any loan, which are outlined in this question. In addition, there is an established written loan policy which explains these requirements in more detail. Generally, the rules for loans include the following:

•                                          Loans are available to participants and beneficiaries on a reasonably equivalent basis. Loans will be made to participants and beneficiaries who are creditworthy.

The Administrator may request that you provide additional information, such as financial statements, tax returns and credit reports to make this determination.

•                                          All loans must be adequately secured. You must sign a promissory note along with a loan pledge. Generally, you must use your vested interest in the Plan as security for the loan, provided the outstanding balance of all your loans does not exceed 50% of your vested interest in the Plan. In certain cases, the Administrator may require you to provide additional collateral to receive a loan.

•                                          You will be charged a reasonable rate of interest for any loan received from the Plan. The Administrator will determine a reasonable rate of interest by reviewing the interest rates charged for similar types of loans by other lenders.

•                                          If approved, your loan will provide for level amortization with payments to be made not less frequently than quarterly. Generally, the term of your loan may not exceed five (5) years. However, if the loan is for the purchase of your principal residence, the Administrator may permit a longer repayment term. Unless approved by the Administrator, you must repay your loan through payroll deduction. If you have an unpaid leave of absence or go on military leave while you have an outstanding loan, please contact the Administrator to find out your repayment options.

•                                          All loans will be considered a directed investment of your account under the Plan. All payments of principal and interest by you on a loan will be credited to your accounts.

•                                          The amount the Plan may lend to you is limited by rules under the Code. Any new loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

$50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date of the new loan over your current outstanding balance of loans as of the date of the new loan; or

1/2 of your vested interest in the Plan.

•                                          No loan in an amount less than $1,000 will be made.

•                                          The maximum number of loans that you may have outstanding at any one time is one.

•                                          If you fail to make payments when they are due under the terms of the loan, you will be considered to be “in default.” The Administrator will consider your loan to be in default if any scheduled loan repayment is not made within 90 days after the date on which the missed payment was due. The Plan would then have authority to take all reasonable actions to collect the balance owed on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

The Administrator may periodically revise the Plan’s loan policy. If you have any questions on the current loan policy, please contact the Administrator.

ARTICLE X

YOUR PLAN’S “TOP HEAVY RULES”

What is a “top heavy plan”?

A retirement plan that primarily benefits “key employees” is called a “top heavy plan.” Key employees are certain owners or officers of the Employer or any Participating Affiliate. A plan is generally a “top heavy plan” when more than 60% of the plan assets are attributable to key employees.

Each year, the Administrator is responsible for determining whether the Plan is a “top heavy plan.”

What happens if the Plan becomes “top heavy”?

If the Plan becomes top heavy in any Plan Year, then non-key employees may be entitled to certain “top heavy minimum benefits,” and other special rules will apply. These top heavy rules include the following:

•                                          The Company may be required to make a contribution to your account, if you are a non-key employee, in order to provide you with at least “top heavy minimum benefits” (generally, 3% of your compensation for the Plan Year).

•                                          If you are a participant in more than one plan, you may not be entitled to “top heavy minimum benefits” under both plans.  For instance, the Company intends to satisfy the top heavy minimum benefit requirement with respect to any employee who participates both in the Plan and The Allied Irish Bank Pension Plan and Trust by providing a minimum benefit under the latter plan.

ARTICLE XI

PROTECTED BENEFITS AND CLAIMS PROCEDURES

Is my benefit protected?

As a general rule, your interest in your account, including your “vested interest,” may not be alienated. This means that your interest may not be sold, used as collateral for a loan (other than for a Plan loan), given away or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

Are there any exceptions to the general rule?

There are two exceptions to this general rule. The Administrator must honor a “qualified domestic relations order.” A “qualified domestic relations order” (or “QDRO”) is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child or other dependent. If a QDRO is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received. You and your beneficiaries can obtain, without charge, a copy of the Plan’s QDRO procedures upon written request to the Administrator.

The second exception applies if you are involved with the Plan’s operation. If you are found liable for any action that adversely affects the Plan, the Administrator can offset your benefits by the amount that you are ordered or required by a court to pay the Plan. All or a portion of your benefits may be used to satisfy any such obligation to the Plan.

Can the Plan be amended?

Yes. The Employer has the right to amend the Plan at any time.  In general, an amendment to the Plan must be approved by the Board of Directors.  However, the Executive Vice President of Human Resources for the Employer or the person serving as the senior human resources officer of the Employer in the United States, under advice of counsel, may make administrative and technical amendments to the Plan at any time without the approval of the Employer’s Board of Directors.  In no event will any amendment to the Plan authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amounts credited to your accounts.

What happens if the Plan is discontinued or terminated?

Although the Company intends to maintain the Plan indefinitely, the Employer reserves the right to terminate the Plan at any time. Upon termination, no further contributions will be made to the Plan and all amounts credited to your accounts will continue to be 100% vested. Unless the Company replaces this Plan with another defined contribution plan (other than an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code), the Company will direct the distribution of your accounts in a single lump sum or in installment payments within a single taxable year.   You will be notified if the Plan is terminated.

How do I submit a claim for Plan benefits?

Benefits will be paid to you and your beneficiaries without the necessity of formal claims. However, if you think an error has been made in determining your benefits, then you or your beneficiaries may make a request for any Plan benefits to which you believe you are entitled. Any such request should be in writing and should be made to the Administrator.

If the Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions and other information relevant to the payment of the benefit.

What if my claim for Plan benefits is denied?

The answer depends on whether your claim involves a determination of Total and Permanent Disability.  As noted above, if you have sustained a Total and Permanent Disability, the portion of your Company Contribution Account attributable to pre-2002 contributions made under the Allfirst Plan becomes fully vested and payable to you.  (The remainder of your Company Contribution Account and all amounts allocated to your Salary Reduction Contribution Account and Rollover Account are fully vested at all times.)   Under the Plan, the Administrator makes the final determination of whether you have sustained a Total and Permanent Disability.

Claim Not Involving Determination of Total and Permanent Disability

Initial Claim

If your claim is denied, in whole or in part, the Administrator shall provide you with written notification of such adverse benefit determination within 90 days after the receipt of the claim.  Such 90-day period may be extended by the Administrator for a period of up to 90 days, but only if the Administrator determines that special circumstances require such an extension.  If the Administrator determines that such an extension is required, you will receive written notice of the reasons for such extension and the date on which the Administrator expects to render a benefit determination on your claim.  The Administrator will send you this notice prior to the expiration of the initial 90-day period.

Any written notice of adverse benefit determination will include the following: (i) the reasons for denial, with specific reference to the Plan provisions on which the denial is based; (ii) a description of any additional material or information required and an explanation of why it is necessary; (iii) an explanation of the Plan’s claim review procedure; (iv) a statement that any appeal must be made by giving the Administrator, within 60 days of the notice of adverse benefit determination, unless extended by the Administrator for good cause shown, written notice of such appeal, which shall include a full description of the pertinent issues and the basis for the claim; and (v) a statement of your right to bring a civil action under Section 501(a) of ERISA following an adverse benefit determination on review.

If the decision of the Administrator is not rendered within the initial 90-day or extended 90-day period, as applicable, you should consider your claim to have been denied.

Appeal of Denied Claim

If your claim is denied or you have not received a response within the initial or extended 90-day determination period, you may request a review by notice given in writing to the Administrator.  Such request must be made within 60 days after your receipt of the written notice of adverse benefit determination, or in the event that you have not received a response with the initial 90-day or extended 90-day period, within 60 days after the expiration of the applicable 90-day period, unless extended by the Administrator for good cause shown.

The claim or request will be reviewed by the Administrator, which may, but shall not be required to, convene a hearing.  On review, you may have representation, examine relevant documents (free of charge), and submit issues and comments in writing.

Final Decision

The Administrator normally will make the decision on review of an appealed claim within 60 days after receiving a claimant’s request for review.  If an extension of time is required for a hearing or because of other special circumstances, the Administrator will send you a written notice of extension, explaining the reason for the extension, and the expected date of its decision before the expiration of the initial 60 day period.  In no event will the extension exceed an additional 60 days.

The final decision of the Administrator will be delivered to you in written form and contain the following information: (i) the reasons for the adverse determination; (ii) specific references to the relevant Plan provisions upon with the determination is based; (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits; and (iv) a statement of your right to bring action under Section 501(a) of ERISA.

If the decision of the Administrator is not rendered within the initial 60-day or extended 60-day period, you should consider your claim on review to have been denied.  Subject to your right to bring action under Section 501(a) of ERISA, all decisions on review shall be final and bind all parties concerned.

Claim Involving Determination of Total and Permanent Disability

Initial Claim

If your claim is denied, in whole or in part, the Administrator will provide you with written notification of such adverse benefit determination within 45 days after the receipt of the claim. This time period may be extended twice by 30 days (for a total of 60 days) if the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies you of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision.  Any such notification will be made prior to the expiration of the initial 45-day or 30-day period, as applicable.  If such an extension is necessary due to your failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and you will be afforded at least 45 days within which to provide the specified information. If you deliver the requested information within the time specified, any 30 day extension period will begin after you have provided that information. If you fail to deliver the requested information within the time specified, the Administrator may decide your claim without that information.

Further, you may file any claim yourself, or you may designate another person as your “authorized representative” by notifying the Administrator in writing of that person’s designation. In that case, all subsequent notices are provided to you through your authorized representative and decisions concerning that claim will be given to that representative.

Any written notice of adverse benefit determination will include the following:

•                                          the specific reason or reasons for the denial;

•                                          reference to the specific Plan provisions on which the determination is based;

•                                          a description of any additional material or information necessary for you to seek review and an explanation of why such material or information is necessary;

•                                          a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring legal action in federal court under the federal pension law known as ERISA, if  your claims on review is denied; and

•                                          disclosure of any internal rule, guideline, protocol or similar criterion relied on in making the adverse determination.

If the Administrator does not respond to your claim for benefit within the allotted time period, including extensions, you are entitled to assume that your claim has been denied.

Appeal of Denied Claim

If your claim is denied or you have not received a response within the initial 45-day period or extended 30-day or 60-day period, you may request a review by notice given in writing to the Administrator.  You will have at least 180 days after the receipt of the denial notice to appeal the denial.

In connection with your right to appeal the Administrator’s initial determination regarding your claim, you also:

•                                          may review pertinent documents and submit issues and comments in writing;

•                                          are entitled to have the review of the adverse benefit determination take into account all new information, whether or not presented or available at the initial determination. No deference will be afforded to the initial determination;

•                                          will be given the opportunity to submit written comments, documents, records, or any other information relevant to your claim;

•                                          will, at your request and free of charge, be provided with reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, including all documents defined by applicable U.S. Department of Labor regulations;

•                                          are entitled to have the review conducted by a person different from the person who made the initial determination and such person will not be the original decision maker’s subordinate;

•                                          are entitled to be given a review that takes into account all comments, documents, records, and other information submitted by you relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination;

•                                          are entitled to, in the case of a claim denied on the grounds of a medical judgment, have Administrator consult with a health professional with appropriate training and experience. The health care professional who is consulted on appeal will not be the individual, if any, who was consulted during the initial determination or a subordinate; and

•                                          if the advice of a medical or vocational expert was obtained by the Administrator in connection with the denial of your claim, will be provided with the names of each such expert, regardless of whether the advice was relied upon.

The Administrator normally will issue a decision on your appeal not later than 45 days following receipt of the written appeal. If the Administrator determines that special circumstances require an extension of time for a decision on review, the review period may be extended by an additional 45 days (90 days in total). The Administrator will notify you in writing if an additional 45 day extension is needed.  Any such notice will delivered prior to the expiration of the initial 45 day period and will describe the special circumstances requiring the extension and set forth the date by which the Administrator expects the claim to be decided.

If an extension is necessary due to your failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and you will be afforded at least 45 days to provide the specified information. If you deliver the requested information within the time specified, the 45 day extension of the appeal period will begin after you have provided that information. If you fail to deliver the requested information within the time specified, the Administrator may decide your appeal without that information.

Following a denial of your claim on review, the Administrator will provide you with a written notice containing the following information:

•                                          the specific reason or reasons for the denial;

•                                          references to the specific Plan provisions on which the denial is based;

•                                          a statement disclosing any internal rule, guideline, protocol or similar criterion relied on in making the adverse determination;

•                                          a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, including documents not relied upon in deciding your appeal.  For this purpose a document is considered “relevant” if it (1) was relied upon in making the benefit determination on your claim;  (2) was submitted, considered, or generated in the course of deciding your claim, whether or not relied upon in deciding your claim;  (3) demonstrates compliance with the administrative processes and safeguards designed to ensure that benefit claims are decided in accordance with governing Plan documents and that Plan provisions have been applied consistently with respect to similarly situated claimants; or (4) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for your diagnosis, without regard to whether such statement was relied upon in deciding your benefit;

•                                          a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain the information about such procedures, and your right to bring an action in federal court under federal law; and (1) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination; (2) if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances; and (3) a statement as follows: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency;” and

•                                          a statement describing your right to bring an action in federal court under Section 502(a) of ERISA with respect to such denial of benefits.

You have a right to appeal the denial in federal court.  (The Plan does not provide for voluntary levels of appeal or voluntary or mandatory arbitration of disputed claims.)  In general, the decision of the Administrator will be upheld unless the federal court determines that it was arbitrary and capricious.  Unless there are special circumstances, this administrative appeal process must be completed before you begin any legal action regarding your claim.

What are my rights as a Plan participant?

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Administrator’s office and at other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefit Administration).

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension benefit, the statement will tell you how many years you have to work to get a right to a pension. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE EVERY TWELVE (12) MONTHS. The Plan must provide this statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.  If it should happen that the Plan’s fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, then you should contact the Administrator. If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE XII

ALLFIRST PLAN VESTING PROVISIONS

What is my vested interest in the portion of my Company Contribution Account attributable to matching contributions made under the Allfirst Plan or any predecessor plan prior to 2002?

The portion of your Company Contribution Account attributable to matching contributions made under the Allfirst Plan or any predecessor plan prior to January 1, 2002 and associated earnings that have been transferred to this Plan is subject to the following vesting schedule:

Years of Service	Percentage Vested

Less than 2	0%

2	100%

What is a Year of Service?

A Year of Service is a twelve-month period of service as an employee of the Company.  Your first Year of Service begins on your date of hire.  Subsequent Years of Service begin on the anniversaries of your date of hire.

Does all of my service count for vesting purposes?

In general, all service completed with the Company counts for vesting purposes.  If you terminate service with the Company and such period of “severance” lasts for fewer than 12 months, all of your pre-termination service will count for vesting purposes.  However, if you incur a “Break in Service” lasting at least five years, any Years of Service that you complete after the Break in Service will not count in determining vesting in amounts credited to you Company Contribution Account prior to the Break in Service.

What is a Break in Service?

For vesting purposes, you will have a Break in Service if you are not employed with the Company for a period of at least 12 consecutive months.  However, in determining whether you are “employed” with the Company, your time spent on a Company-approved leave of absence will count as time “employed” with the Company.  Similarly, if you are absent from work due to a maternity or paternity leave that does not exceed two years, your time spent on such leave will count as time “employed” with the Company.  Otherwise, only the first year of your maternity or paternity leave will count.  You also will receive credit for your time spent on military leave to the extent required under Uniformed Services Employment and Reemployment Rights Act of 1994. If you may be affected by this law, ask your Administrator for further details.

What happens to my non-vested Company Contribution Account balance if I’m rehired?

If you return to service with the Employer or any Participating Affiliate before incurring five consecutive Breaks in Service, your forfeited Company Contribution Account balance as of your termination date will be restored, unadjusted for any gains or losses.

What happens to my interest in my otherwise non-vested Company Contribution Account balance when I reach my Normal Retirement Age or Early Retirement Age?

You will become entitled to 100% of the balance in your Company Contribution Account attributable to pre-2002 matching contributions made under the Allfirst Plan or any predecessor plan upon reaching your Normal Retirement Age (the later of age 65 or your fifth anniversary of participation in the Plan).  Because you must complete five Years of Service to reach your Early Retirement Age, and only two Years of Service are required for full vesting, your attainment of your Early Retirement Age will have no effect on your vested interest in your Company Contribution Account.

What happens to my interest in my otherwise non-vested Company Contribution Account balance if I sustain a Total and Permanent Disability?

You will become entitled to 100% of the balance in your Company Contribution Account attributable to pre-2002 matching contributions made the Allfirst Plan or any predecessor plan upon sustaining a Total and Permanent Disability.

What happens to my interest in my otherwise non-vested Company Contribution Account balance if I die?

Your beneficiary will become entitled to 100% of the balance in your Company Contribution Account attributable to pre-2002 matching contributions made the Allfirst Plan or any predecessor plan upon your death.

When does a forfeiture of the portion of my Company Contribution Account attributable to matching contributions made under the Allfirst Plan or any predecessor plan prior to 2002 occur?

A forfeiture occurs upon your termination with the Company prior to being credited with two Years of Service for any reason other than your (1) retirement after reaching your Early Retirement Age or Normal Retirement Age, (2) Total and Permanent Disability or (3) death.

Are forfeitures allocated to the accounts of participants?

No.  Forfeitures are used by the Company either to make matching contributions or to pay the Plan’s administrative expenses.

ARTICLE XIII

GENERAL INFORMATION ABOUT THE PLAN

There is certain general information which you may need to know about the Plan. This information has been summarized for you in this Article.

General Plan Information

The full name of the Plan is The Allied Irish Bank Capital Accumulation Retirement Plan and Trust.

Your Employer has assigned Plan Number 002 to the Plan.

This Plan was initially effective on January 24, 2003.

Valuations of the Plan assets are generally made every business day. Effective January 1, 2005, you can access your account by calling T. Rowe Price Retirement Plan Services, the Plan’s recordkeeper, at 1-800-922-9945, or by logging onto rps.troweprice.com.

The Plan’s records are maintained on the basis of a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.

The Plan and Trust will be governed by the laws of New York to the extent not governed by federal law, including, but not limited to, ERISA.

Benefits provided by the Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the ERISA because the insurance provisions under ERISA are not applicable to this type of Plan.

Service of legal process may be made upon the Employer. Service of legal process may also be made upon the Trustee or Administrator.

Company Information

The Employer’s name, address and employer identification number (“EIN”) are:

Allied Irish Banks, p.l.c

405 Park Avenue

New York, NY 10022

EIN: 13-2774656

The Plan allows other employers to adopt its provisions. You or your beneficiaries may examine or obtain a complete list of employers, if any, that have adopted the Plan by making a written request to the Administrator.

As of the date of this SPD, other employers that have adopted the provisions of the Plan are:

Community Counselling Service Co., LLC

461 Fifth Avenue, 3rd Floor

New York, NY  10017

EIN:  13-2837520

Administrator Information

The Plan’s Administrator is responsible for the day-to-day administration and operation of the Plan. For example, the Administrator (with the assistance, effective January 1, 2005, of T. Rowe Price Retirement Plan Services) maintains the Plan’s records, including your account information, provides you with the forms you need to complete for Plan participation, and directs the payment of your account at the appropriate time. The Administrator will also allow you to review the formal Plan document and certain other materials related to the Plan. If you have any questions about the Plan or your participation, you should contact the Administrator. The Administrator may designate other parties to perform some duties of the Administrator, and has specifically designated T. Rowe Price Retirement Plan Services to serve as recordkeeper for the Plan effective January 1, 2005.

The name, address and business telephone number of the Plan’s Administrator are:

AIB U.S. Pension Committee

Allied Irish Banks, p.l.c.

405 Park Avenue

New York, NY 10022

(212) 515-6846

Trustee Information

All money that is contributed to the Plan is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund and must hold and invest Plan assets in a prudent manner and in the best interest of you and your beneficiaries. The trust fund established by the Plan’s Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

Effective January 1, 2005, the name and address of the Plan’s Trustee is:

T. Rowe Price Trust Company

100 East Pratt Street

Baltimore, MD 21202

ADDITIONAL INFORMATION RELATING TO THE ALLIED IRISH BANK EMPLOYER STOCK FUND.

Because the Allied Irish Bank Employer Stock Fund invests in ADSs of the Employer, the Plan is subject to the federal securities law.  Accordingly,  the ADSs have been registered with the Securities and Exchange Commission.  This Summary Plan Description represents part of a prospectus covering securities that have been registered on Form S-8 under the Securities Act of 1933.  The Form S-8 incorporates by reference several documents that are considered part of the prospectus.  The incorporated documents include the Employer’s Form 20-F for the fiscal year ended December 31, 2003 and certain Forms 6-K that may be filed by the Employer with the Securities and Exchange Commission while the registration statement for the securities is in effect.  Upon your written or oral request, you may obtain free of charge, any communications distributed to security holders of ADSs.  Any request should be directed to the Administrator, whose address and telephone number are listed above.

EXHIBIT A

INVESTMENT FUNDS OFFERED UNDER THE PLAN

In addition to the Allied Irish Bank Employer Stock Fund, the investment vehicles offered under the Plan include the following:

Allied Irish Bank Capital Accumulation Retirement Plan and Trust

Asset	Symbol (Ticker)	Morningstar Category	Description
MTB Money Market Fund	AKMXX	Money Market	To seek current income with stability of principal.
MTB Income Fund	ARKIX	Intermediate-term Bond

MTB Income Fund seeks income; capital growth is secondary. The fund normally invests at least 65% of assets in debt securities. Investments may include bonds, notes, mortgage securities, government and agency obligations, zero-coupon bonds, and convertibles. It may invest up to 5% of assets in lower-rated bonds and up to 25% of assets in foreign securities.

MTB Balanced Fund	ARGIX	Moderate Allocation

MTB Balanced Fund seeks total return. The fund invests primarily in common stocks and investment-grade debt. The fund invests at least 25% of assets in fixed income senior securities. Management adjusts the portfolio on the basis of economic, financial, and security trends. The equity portion of the fund normally consists of companies with market capitalizations of $2 billion or more. The dollar-weighted average maturity of the fund’s fixed income securities is normally between five and twenty years.

Vanguard Windsor II Fund	VWNFX	Large Value

Vanguard Windsor II Fund seeks long-term growth of capital; current income is secondary. The fund invests primarily in undervalued stocks of medium and large companies, characterized by above-average dividend yields and below-average price/earnings ratios relative to the stock market. It may invest up to 20% of assets in foreign securities. The fund may also invest a portion of assets in money market instruments, fixed income securities, convertible securities, and other equity securities, such as preferred stocks.

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Asset	Symbol (Ticker)	Morningstar Category	Description
MTB Equity Index Fund	ARKEX	Large Blend

MTB Equity Index Fund seeks investment. The fund normally invests at least 80% of assets in common stocks included in the S&P 500 index. It typically invests in approximately 250 to 500 of the companies in the index. It may also invest up to 20% of assets in stock-index futures contracts, options on stock indices, and options on stock-index futures. It seeks to achieve a 95% or better correlation between the performance of the fund and of the S&P 500.

MTB Large Cap Stock Fund	MVEFX	Large Blend

MTB Large Cap Stock Fund seeks growth of principal. The fund normally invests at least 80% of assets in equities issued by companies with market capitalizations greater than $3 billion. The stocks included in the fund usually exhibit higher-than-average sales growth, return on equity, and free cash flow. Management also screens for companies whose return on invested capital exceeds the cost of capital.

MTB Multi Capital Growth Fund	ARCGX	Large Growth

MTB Capital Growth Portfolio seeks long-term capital appreciation. The fund normally invests at least 65% of assets in common stocks and convertibles of both established and lesser-known companies. To select stocks, the advisor considers a company’s financial strength, earnings momentum, and relative value. The fund may invest the balance of assets in preferred stocks, asset-backed securities, indexed securities, and debt securities. It may also invest up to 25% of assets in foreign securities.

MTB Small Cap Growth Fund	ARPEX	Small Growth

MTB Small Cap Growth Portfolio seeks long-term capital appreciation. The fund normally invests at least 80% of assets in equities of companies with market capitalizations of less than $2 billion. It may invest up to 20% of assets in stocks of smaller companies that it believes are undervalued relative to their assets, earnings, or growth potential. The fund may also invest a limited percentage of assets in foreign securities and fixed income securities.

2

Asset	Symbol (Ticker)	Morningstar Category	Description
Harbor International Fund	HAINX	Foreign Stock

Harbor International Fund seeks long-term growth of capital. The fund primarily invests in equity securities issued by emerging market companies that have market capitalizations in excess of $1 billion, typically from at least three countries. It focuses on companies located in Europe, the Pacific Basin and emerging industrialized countries whose economies and political regimes appear more stable.

Conservative Lifestyle Strategy	N/A	N/A	20% MTB Money Market Fund 40% MTB Short-Term Corporate Bond Fund 20% MTB Income Fund 20% MTB Large-Cap Stock Fund
Moderate Lifestyle Strategy	N/A	N/A	20% MTB Money Market Fund 20% MTB Income Fund 25% MTB Large-Cap Stock Fund 35% MTB Multi-Cap Growth Fund
Aggressive Lifestyle Strategy	N/A	N/A	45% MTB Large-Cap Stock Fund 30% MTB Multi-Cap Growth Fund 15% MTB Small-Cap Growth Fund 10% MTB International Equity Fund

Effective January 1, 2005, the Employer may make other investment vehicles available to you, in lieu of or in addition to the investment vehicles described above.  To obtain a list of such investment vehicles, please contact T. Rowe Price Retirement Plan Services at 1-800-922-9945 or rps.troweprice.com.

PLEASE READ THE PROSPECTUS FOR EACH FUND FOR A MORE DETAILED DESCRIPTION OF THE FUND.  THE DISCUSSION ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROSPECTUS FOR THE APPLICABLE FUND.  A SEPARATE BOOKLET CONTAINS MORE DETAILED FUND INFORMATION, INCLUDING COMPARATIVE FINANCIAL DATA.

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